Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Stock Dividend Fund, Inc.

We have examined management's assertion about Stock
Dividend Fund, Inc.'s compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the
"Act") as of May 31, 2012 included in the accompanying
Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of
1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered
necessary in the circumstance. Included among our procedures were the following tests performed as of May 31, 2012, and with respect to agreement of security purchases and sales, for the period from January
1, 2012 through May 31, 2012.

*	Confirmation of all securities held by Charles
Schwab & Co. in book entry form;

*	Reconciliation of all such securities to the books
 and records of the Fund and Charles Schwab &
Co.;

*	Agreement of all security purchases and all security
 sales from January 1, 2012 to May 31, 2012 from the books and records of the Fund to broker confirmations.

We believe that our examination provides a reasonable basis
 for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Stock Dividend
 Fund, Inc. was in compliance with the
requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May
31, 2012 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects. This report is intended solely for the information and use of management of Stock
Dividend Fund, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.

PMB HELIN DONOVAN, LLP



Dallas, Texas
October 18, 2012